UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Spansion Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3898239
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, CA 94088

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Common Stock, par value $0.001 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of Class)

(Title of Class)

Explanatory Note

This Registration Statement on Form 8-A is being filed by the Registrant in connection with the registration of its Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing of the Class A Common Stock on the New York Stock Exchange. The Class A Common Stock had been registered under Section 12(g) of the Exchange Act.

Item 1. Description of Registrant’s Securities to be Registered.

The following description of capital stock is a summary and is qualified by reference to the Registrant’s certificate of incorporation and bylaws, which are exhibits that are incorporated herein by reference.

Voting Rights

Except as described below or as required by law, the holders of the Class A Common Stock will be entitled to one vote per share on all matters to be voted on by stockholders and shall vote together as a single class. Holders of Class A Common Stock will not be entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors may be able to elect the entire board of directors of the Company (the “Board”) (except for the limitation described in the section below entitled “Class B Common Stock”) and, in that event, the holders of the remaining shares will not be able to elect any person to the Board. Amendments to the Registrant’s certificate of incorporation that would alter or change the powers, preferences or special rights of any class of its Common Stock (as defined below), so as to affect the holders of such class adversely, must be proposed in a resolution adopted by the Board declaring its advisability, and must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

Classification of the Board

The Board (other than directors elected by holders of any series of Preferred Stock, as defined below) will be divided into three classes, designated Class I, Class II and Class III, which will be as nearly equal in number as possible. Directors of Class I will hold office for an initial term expiring at the annual meeting of stockholder to be held in 2011. Directors of Class II will hold office for an initial term expiring at the annual meeting of stockholders to be held in 2012. Directors of Class III will hold office for an initial term expiring at the annual meeting of stockholders to be held in 2013. Subject to the provisions in the certificate of incorporation with respect to the filling of vacancies on the Board and the removal of directors, at each annual meeting of stockholders, the respective successors of the directors whose terms are then expiring will be elected for terms expiring at the annual meeting of stockholders held on the third anniversary thereof.

Merger or Consolidation

In the event of a merger or consolidation of the Registrant with or into another company in connection with which shares of Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of the Registrant’s Common Stock will be entitled to receive the same kind and amount of shares of stock, other securities or property (including cash).

Preferred Stock

The Board has the authority, without action by the stockholders, to designate and issue preferred stock, par value $0.001 per share (“Preferred Stock”), in one or more series and to designate the rights, preferences and privileges of each series, such as dividend rates, dividend rights, liquidation preferences, voting rights and the number of shares constituting any series and designation of such series, which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the Board determines the specific rights of the holders of such Preferred Stock. However, the effects may include, among other things:

•	restricting dividends of the Common Stock;
•	impairing the liquidation rights of the Common Stock; or
•	delaying or preventing a change of control of the Registrant without further action by the stockholders.

Class B Common Stock

The rights evidenced by, or amounts payable with respect to, the Class A Common Stock may be materially limited or qualified by the rights of the holders of the Registrant’s Class B Common Stock, par value $0.001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). With respect to voting, the holders of Class B Common Stock, acting as a separate class, shall be entitled to vote (or provide written consent) for up to two directors to the Board, in which case the holders of the Class A Common Stock would vote for all other directors.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2010, and incorporated by reference herein).

3.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2010, and incorporated by reference herein).

4.1	Form of the Registrant’s Class A Common Stock Certificate.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 17, 2010

SPANSION INC.

By:	/S/ AHMED NAWAZ
Ahmed Nawaz Executive Vice President, Sales

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2010, and incorporated by reference herein).

3.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2010, and incorporated by reference herein).

4.1	Form of the Registrant’s Class A Common Stock Certificate.